EXHIBIT 10.48

CONSULTING AGREEMENT

John F. Runkel, Jr. ("Consultant"), with offices at 640 W. Santa Inez Avenue, Hillsborough, CA  94010 and Affymetrix, Inc. ("Affymetrix"), a Delaware corporation whose principal office is located at  3420 Central Expressway, Santa Clara, CA  95051, enter into the following agreement ("Agreement").

1.	Work Scope. Consultant shall provide consulting services based on Consultant's expertise and knowledge on an independent contractor basis, as described in Exhibit A.

2.
Ownership of Work Product.  The work product ("Work Product") produced by Consultant under this Agreement and all proprietary rights therein shall be and are the property of Affymetrix.  Consultant will assign and does hereby assign to Affymetrix all patents, copyrights, trademarks, and trade secrets conceived or first reduced to practice pursuant to this Agreement. Work Product includes (but is not limited to) inventions, discoveries, compounds, reports, memoranda, drawings, computer programs, devices, models, or other materials of any nature, or information relating to any of the foregoing, which are or were generated in connection with the work scope described in this Agreement, including the Exhibits attached hereto.  Consultant will cooperate with Affymetrix in the enforcement and protection of Affymetrix's rights.

3.
Licenses. Work Product does not include (a) work performed exclusively on Consultant's own time, using exclusively his/her own resources, which does not utilize any knowledge or skill gained while performing the services required under this Agreement for Affymetrix, or (b) pre-existing technology owned by Consultant prior to the effective date of this Agreement. However, Consultant hereby grants a non-exclusive, worldwide, royalty free right to make, have made, use, sell, offer to sell, import, lease, distribute, reproduce, modify, display, perform and disclose such technology in association with the Work Product.

4.
Delivery and Acceptance.  Items to be delivered (if any) to Affymetrix under this Agreement, (the "Deliverables") are described in the Exhibits attached hereto.  Delivery will be deemed completed upon receipt and written acceptance of Deliverables by the designated employee of Affymetrix.  Affymetrix shall have the right to inspect the Deliverables before it accepts them.  This right of inspection shall extend for a period of thirty (30) days following Affymetrix's receipt of the Deliverables.

5.	Compensation.

a.
Affymetrix will pay Consultant for the performance of the services identified in Exhibit A, which is based on the fair market value of such services resulting from arms-length negotiations between the parties.  Consultant shall invoice Affymetrix monthly on a time and material basis.  The invoices will be paid thirty (30) days upon Affymetrix's receipt of accurate invoice.  The total amount of charges for the work hereunder shall not exceed $12,000 without the prior written permission of Affymetrix.  Consultant will maintain true and complete records in connection with the services and all transactions related thereto, and shall permit Affymetrix to make an audit of all such records.

b.
Affymetrix will reimburse the Consultant for all reasonable and necessary out-of-pocket business expenses incurred by Consultant in performing the services during the term of this Agreement; provided that (i) Consultant obtains advance written approval from Affymetrix, (ii) Consultant submits original receipts for such expenses, and (iii) such expenses comply with Affymetrix's Policy on Interactions with Healthcare Professionals and other Affymetrix travel and expense policies, as they may be amended from time to time at Affymetrix's reasonable discretion.

c.
Consultant will be responsible for Consultant's own income tax reporting and payments and Affymetrix will have no obligation to withhold income taxes or FICA taxes from the compensation paid to the Consultant, or to pay any employer payroll taxes for the benefit of Consultant or Consultant's employees associated with the compensation paid to Consultant.

6.	Consultant's Contact. Consultant will work with and will receive instructions from Affymetrix through Siang Chin.

7.	Confidentiality.

a.
Obligation to Hold Proprietary Information in Confidence.  Both parties understand that certain information Consultant may receive from Affymetrix, or that Consultant may develop under this Agreement, will be Proprietary Information to Affymetrix.  Such information includes but is not limited to (i) the fact that Affymetrix is conducting research in any particular area or intends to develop or market any product, (ii) the terms of this Agreement or any agreement Affymetrix may have (or may be negotiating) with any third party, (iii) non-public information concerning the business or finances of Affymetrix, and (iv) any other information the disclosure of which might harm or destroy a competitive advantage of Affymetrix (all of (i) through (iv) shall be referred to as "Proprietary Information".  Consultant shall not, either during or subsequent to the term of this Agreement, directly or indirectly, disclose any Proprietary Information of Affymetrix, nor shall Consultant copy or use any Proprietary Information, except for the purpose of carrying out this Agreement.  Consultant shall not, either during or subsequent to the term of this Agreement, directly or indirectly publish any such information without prior written authorization from Affymetrix.  Consultant shall not perform services for direct competitors of Affymetrix during the term or for six (6) months following the termination of this Agreement.  Consultant understands and agrees that his/her obligation to hold the Proprietary Information of Affymetrix confidence survives the termination of this Agreement.

b.
Consultant's Employees.  Consultant shall have a written agreement with each of its employees who will be exposed to the Proprietary Information requiring them to comply with Consultant's obligations with respect to Proprietary Information.

c.
Release of Burden to Hold Information Confidential.  This Agreement shall impose no obligation upon Consultant with respect to any information which (i) the Consultant is authorized by Affymetrix in writing to disclose; (ii) becomes publicly available through no fault or omission on Consultant's part; (iii) is subsequently rightfully furnished to the Consultant by a third party without restriction on disclosure; or (iv) is rightfully known by Consultant as shown by written records in existence at the time of receiving such information.

8.	Consultant's Representations and Warranties.

a.
Consultant represents that the Work Product and Deliverables produced under this Agreement are the sole product of Consultant's own efforts; that Consultant is the owner and proprietor of all applicable rights in said Work Product and Deliverables; and that the use and disclosure of the Work Product and Deliverables will not infringe upon or violate any patent, copyright trade secret, or other property right of any third party.  Consultant hereby assigns Consultant's rights in any Work Product and Deliverables to Affymetrix. Consultant represents that Consultant possesses the right to enter into and to perform this Agreement and that there are no liens or encumbrances against any of the Work Product or Deliverables which would be inconsistent with the rights granted to Affymetrix hereunder.  Consultant represents and warrants that the execution, delivery and performance of and compliance with this Agreement will not conflict with (i) the policies of Consultant's employer and any institution Consultant is affiliated with and (ii) the provisions of any contract Consultant is a party to.

9.
Independent Contractor.  Consultant acknowledges that he/she is being retained by Affymetrix only for the limited services set forth in this Agreement.  Consultant shall at all times operate as and have the status of an independent contractor and shall not act as or be an agent or employee of Affymetrix.  As such, Consultant acknowledges the terms and conditions of his/her independent contractor relationship with Affymetrix will include the following:

a.
Consultant understands that Consultant is not authorized to incur any expenses on behalf of Affymetrix. Consultant is solely responsible for all expenses incurred for the services he/she will provide pursuant to this Agreement.

b.	Consultant shall not subcontract or assign this Agreement or any part hereof without Affymetrix's prior written consent. Any such subcontract or assignment without such consent shall be void.

c.	Consultant shall maintain appropriate worker's compensation and/or liability insurance and shall provide evidence of such insurance upon request.

d.
Consultant shall be responsible for payment of all applicable taxes in respect of the compensation paid hereunder and shall provide evidence of such payment upon request.  Consultant understands that Affymetrix will not deduct or withhold from his/her compensation for applicable taxes.

e.
Consultant shall be present and available for consultation at Affymetrix's Santa Clara facility during regular business hours as requested, unless otherwise specified in an attachment to this agreement.

f.	Consultant understands and agrees that he/she is responsible for exercising care in selecting employees and ensuring that such employees comply with all applicable federal and state laws.

g.	Consultant understands and agrees that no unauthorized aliens as defined in the Immigration Reform and Control Act of 1986 shall perform work for Affymetrix pursuant to this Agreement.

h.
Consultant will abide by all Affymetrix safety rules.  If Affymetrix determines that safety training is required, Affymetrix may require the Consultant to attend a safety course prior to working with the medical technology product, at Affymetrix's cost.  Consultant will read and understand all relevant Affymetrix safety procedure manuals.

10.
Noninterference with Business.  During and for a period of two years immediately following the termination or expiration of this Agreement, Consultant agrees not to interfere with the business of Affymetrix in any manner, including, without limitation, soliciting or inducing any employee or independent contractor to terminate or breach an employment, contractual or other relationship with Affymetrix.

11.
Termination. The initial term of this Agreement shall be for three (3) months, from April 1, 2013 to June 30, 2013, which may be extended upon written agreement of the parties.  Either party may terminate this agreement at any time upon thirty (30) days written notice of termination.  Upon termination of this Agreement for any reason, Consultant shall immediately deliver to Affymetrix all written documentation, including all copies, concerning Proprietary Information, shall make no further use of such information, and shall make reasonable efforts to assure no further use of such information by Consultant's employees, agents or contractors.  In the event any of the Consultant's, employees, agents or contractors are terminated, Consultant shall recover any such materials and information and make reasonable efforts to assure no further use of such information by such person.

12.	Compliance with Laws.

a.
General: Consultant shall comply fully with all applicable federal, state and local laws in the performance of this Agreement.  Consultant represents and warrants that neither Consultant nor any employee or contractor of Consultant providing services is excluded from participation in any Federal health care programs (as defined in 42 U.S.C. Section 1320a-7b(f)) or debarred from federal procurement or nonprocurement programs.   Consultant further represents and warrants that Consultant and any employee or contractor of Consultant providing services pursuant to this Agreement has a current license to practice his/her/its profession in good standing and has obtained all necessary permissions from third parties relating to the services, and that Consultant's performance of the services will not violate any of Consultant's agreements with or obligations to any third party.  Consultant should also be required to notify Affymetrix immediately in the event that Consultant or any employee or contractor of Consultant providing services pursuant to this Agreement is excluded from any Federal health care programs, or is under investigation that could lead to such exclusion.

b.
Equal Employment Opportunity, Affirmative Action & Notice of Employee Rights: Any provision which is required to be a part of this order by virtue of any such law, regulation, rule or order is incorporated herein by reference:  including but not limited to Executive Order 11246, as amended; Section 503 of the Rehabilitation Act of 1973, as amended (29 U.S.C. 793); Section 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended (38 U.S.C. 4212), and their respective implementing regulations at 41 CFR Chapter 60; Executive Order 13496 (Notification of Employee Rights Under Federal Labor Laws) 29 CFR Part 471, Appendix A to Subpart A."

c.
Small Business Plan Requirements: Affymetrix is a government contractor and is subject to the requirements of FAR section 52.219. Pursuant to FAR 52.219.9, If Consultant (i) is not considered a Small Business (as the term is defined in section 3 of the Small Business Act) and (ii) is providing goods or services under this Agreement in an amount greater than or equal to $500,000, and (iii) is subcontracting a portion of the goods or services from a third party, Consultant agrees to submit to Affymetrix a Small Business Plan or letter stating that Consultant does not have a Small Business Plan and listing the approximate dollar amount to be subcontracted.

d.	Export Control: Consultant agrees that it will comply with all applicable export control laws.
13.	Miscellaneous.
a.
The parties expressly agree that the services contracted for do not exceed those which are reasonably necessary to accomplish the commercially reasonable business purpose of the parties and that the parties agree that no remuneration for referring business will be paid under the contract, nor shall the contract be construed as an offer to induce the referral of patients or the purchase, lease, order or recommendation of any item or service.

b.
This Agreement, together with all exhibits hereto, constitutes the entire agreement of the parties and supersedes any prior or contemporaneous oral or written agreements or understandings between the parties.  Consultant represents that in entering into this Agreement Consultant has not relied on any previous oral or implied representations, inducements or understandings of any kind or nature.

c.	The following sections shall survive the termination of this Agreement: Sections 2, 3, 7, 8, and 10.

d.
The validity, construction and performance of this Agreement shall be governed by the substantive law of the State of California, and the United States of America, excluding that body of law related to choice of law.  Any action or proceeding brought to enforce the terms of this Agreement shall be brought in the County of Santa Clara, State of California (if under State law) or the Northern District of California (if under Federal law). Consultant consents to personal jurisdiction before such courts.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions shall remain in full force and effect.  Consultant understands and agrees that the disclosure or improper use of Affymetrix proprietary information will cause irreparable harm for which there is no adequate remedy at law.

e.
The parties agree that any and all disputes, claims or controversies arising out of or relating to these Terms and Conditions that are not resolved by mutual agreement shall be submitted to final and binding arbitration before JAMS, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. The arbitration shall take place in Santa Clara, California, unless the parties otherwise agree in writing. Within fourteen (14) days thereafter, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator, and mailed to each of the parties and their legal counsel. All decisions of the arbitrator shall be final, binding and conclusive on the parties and shall constitute the only method of resolving disputes or matters subject to arbitration pursuant to this Agreement; provided, however, nothing shall prohibit the parties from seeking injunctive relief and/or other equitable remedies in a court of competent jurisdiction. The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrator's judgment. Judgment may be entered upon such a decision in accordance with applicable law in any court having jurisdiction thereof.

f.
No waiver, amendment or modification of any provisions of this Agreement shall be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No failure or delay by either party is exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy.

g.
The headings contained herein are for the convenience of reference only and are not intended to define, limit, expand, or describe the scope of intent of any Section or other provision in this Agreement.

h.
Each party has had an opportunity to review this Agreement.  Therefore the normal rule of construction that any ambiguity or uncertainty in any writing shall be interpreted against the party drafting the writing shall not apply to any action on this Agreement.

i.
Consultant understands and acknowledges that discrimination and harassment based upon such factors as race, ethnicity, national origin, gender, sexual orientation, age, or religion is unlawful.  Consultant has read and understands and agrees to abide by Affymetrix' EEO/Harassment policy, including the reporting provisions.  Consultant further represents that to the extent any of its agents, employees or principals undertakes any assignment with Affymetrix, such agent, employee or principal will similarly agree to abide by Affymetrix' EEO/Harassment policy

This Agreement will be effective as of the date first signed below.

Consultant:

By:                         /s/ John F. Runkel, Jr.

Name:                  John F. Runkel, Jr.

Title:                    __________________________

Date:                  March 21, 2013

Tax I.D. Number: ___________________

Affymetrix, Inc.

By:                        /s/ Siang Chin

Name:              Siang Chin

Title:         VP, Legal

Date:                  March 22, 2013

Exhibit A

Statement of Work

Compensation:  $4,000 per month for eight (8) hours of consulting time, starting April 2013.  Payment is due within five (5) business days after the end of each month.

Work Plan:  Legal advice on various matters.